Exhibit 99.1

MBA Polymers Receives Additional Investment from Keating Capital

Pre-IPO Investor Provides Growth Capital to Leader in Plastics Recycling

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--February 23, 2011--Keating Capital, Inc. (www.KeatingCapital.com) announced today that it made an additional $900,000 investment in MBA Polymers, Inc., one of its existing portfolio companies. This additional investment was made on February 22, 2011, as part of an extension of MBA Polymers’ Series G Convertible Preferred Stock financing in which a total of approximately $14.6 million was raised. Keating Capital had previously invested $1.1 million in the initial closing of the company’s $25 million Series G financing round in October 2010.

According to MBA Polymers, this Series G extension round provides important funding that will allow the company to accelerate its growth strategy of adding processing facilities. MBA Polymers extended the initial Series G financing to allow Keating Capital to increase its investment and to include a single European fund investing approximately $13.7 million in the Series G extension.

Founded in 1993 and based in Richmond, California, MBA Polymers is a global manufacturer of recycled plastics sourced from end of life durable goods and previously destined for a landfill, such as computers, electronics, appliances and automobiles. The recycled plastics are then sold as “drop-in” green replacements for virgin plastic to original equipment manufacturers (OEMs) and other customers who desire a cheaper and/or greener alternative to virgin plastics. MBA Polymers has production facilities in China, Austria and the United Kingdom, and a demonstration facility in California.

Commenting on the increased investment, Keating Capital CEO Timothy J. Keating stated: “As our assets under management increase, we will be correspondingly increasing the average size of our new portfolio company investments. In the case of MBA Polymers, we were pleased to have had the opportunity to add to an existing position within our portfolio.”

About Keating Capital, Inc.

Keating Capital (www.KeatingCapital.com) is a business development company that specializes in making pre-IPO investments in innovative, high growth private companies that are committed to and capable of becoming public. Keating Capital provides individual investors with the ability to participate in a unique fund that invests in a private company's late stage, pre-IPO financing round — an opportunity that has historically been reserved for institutional investors.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” in Keating Capital’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 30, 2010, and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such Web site is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com